Exhibit 99.1

ABVC BioPharma Announces Closing of Private Placement Offering of Original Issue Discount Senior Convertible Promissory Notes for Gross Proceeds of $3.39 Million

November 2, 2026 (GLOBE NEWSWIRE) - ABVC BioPharma, Inc. (“ABVC” or the “Company”) (NASDAQ: ABVC), today announced the closing of a private placement of original issue discount senior convertible promissory notes (“OID Notes”) pursuant to a securities purchase agreement with institutional and other accredited investors, generating aggregate gross proceeds of approximately $3.39 million, before placement agent fees and other offering expenses.

The 17.5% OID Notes have an aggregate principal amount of $4,106,060 with a maturity date of June 30, 2027 and are convertible, following the eight month anniversary of the issuance date, into shares of the Company’s common stock at a conversion price equal to 85% of the average of the three VWAPs for the three (3) Trading Days immediately prior to the date of conversion, subject to the Floor Price and adjustment as provided therein.

The Company expects to use the net proceeds from the offering for general working capital purposes, the funding of its subsidiaries, and to make a $625,000 settlement payment to Lind Global Fund II LP pursuant to a definitive release and settlement agreement. This agreed payment is expected to satisfy the specified outstanding payment claims and support the Company’s ability to pursue its broader financing and business development initiatives.

The offering is expected to support ABVC’s broader strategy of advancing its pharmaceutical and medical-device portfolio through strategic licensing, subsidiary development, and independent financing initiatives. ABVC has established dedicated business platforms across its principal development areas, including AiBtl BioPharma Inc. for central nervous system (CNS) drug programs, OncoX BioPharma for oncology, ForSeeCon Eye for ophthalmic medical-device development and commercialization, and BioKey (Cayman), Inc. for contract pharmaceutical development and manufacturing services as well as AI Biotechnology Innovation Platform. Through these arrangements, ABVC seeks to advance its development programs while creating opportunities for licensing revenues, milestone payments, future royalties, and equity value. The Company continues to evaluate potential strategic financing and capital-market opportunities for its affiliated businesses as a potential means to support their long-term development and commercialization objectives.

WallachBeth Capital, Inc. acted as the placement agent in connection with the offering. Hunter Taubman Fischer & Li LLC acted as legal counsel to the Company and acted as counsel Sichenzia Ross Ference Carmel LLP to the placement agent.

The notes and the shares of the Company’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Additional details regarding the notes and the transaction will be available in the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission and available at www.sec.gov. The foregoing description is qualified in its entirety by reference to the definitive transaction documents to be filed as exhibits to that report.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ABVC

ABVC BioPharma is a clinical-stage biopharmaceutical company, developing an active pipeline of six new drugs, in the areas of central nervous systems and oncology, as well as one innovative medical device (ABV-1701/Vitargus®) for ophthalmology. For its drug products, the Company utilizes in-licensed technology from its network of research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct pivotal clinical trials (Phase III) through global partnerships.

ABVC has established dedicated business platforms across UI its principal development areas, including AiBtl BioPharma Inc. for central nervous system (CNS) drug programs, OncoX BioPharma for oncology, ForSeeCon Eye for ophthalmic medical-device development and commercialization, and BioKey (Cayman), Inc. for contract pharmaceutical development and manufacturing services as well as AI Biotechnology Innovation Platform.

Forward-Looking Statements

This press release contains “forward-looking statements,” which are statements related to events, results, activities, or developments that ABVC expects, believes, or anticipates will or may occur in the future. Forward-looking statements often contain words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” “aims,” and similar expressions and the negative versions thereof. Such statements are based on ABVC’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain, and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, please review our Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission at www.sec.gov, particularly the information contained in the section entitled “Risk Factors”. We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.

Contact:

Uttam PatilEmail: uttam@ambrivis.com